EXHIBIT 99.1

INSTRUCTIONS

AS TO USE OF

CENTRAL FEDERAL CORPORATION

RIGHTS CERTIFICATES

The following instructions relate to a rights offering (the “Rights Offering”) by Central Federal Corporation, a Delaware corporation (“CFC”), to the holders of record (the “Record Holders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the CFC prospectus dated                     , 2012 (the “Prospectus”). Record Holders of Common Stock as of 5:00 p.m., Eastern Time, on                     , 2011 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). In the Rights Offering, CFC is offering an aggregate of 24,965,000 Underlying Shares.

Rights are evidenced by the enclosed Rights Certificate. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on                     , 2012, unless extended to no later than                      (as it may be extended, the “Expiration Date”).

Basic Subscription Privilege. As described in the accompanying Prospectus, each Record Holder will receive, at no charge, one Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow the holder to subscribe for 6.0474 shares of Common Stock (the “Basic Subscription Privilege”) at a subscription price of $1.00 per share (the “Subscription Price”). Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege will be eliminated by rounding down to the nearest whole share. For example, if a Record Holder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, he/she would receive 100 subscription rights and would have the right to purchase 604 shares of Common Stock.

Over-Subscription Privilege. In the event a holder purchases all of the shares of Common Stock available to him/her pursuant to the Basic Subscription Privilege, he/she may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our stockholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to availability, purchase and ownership limits and the allocation process more fully described in the Prospectus. If sufficient shares of Common Stock are available, CFC will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of Common Stock available, CFC will allocate the available shares of Common Stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of the Over-Subscription Privilege by a fraction that equals (x) the number of shares available to be issued through Over-Subscription Privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges.

Each Record Holder is required to submit payment in full for all the shares he/she wishes to buy pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Record Holder wishes to maximize the number of shares purchased pursuant to the Over-Subscription Privilege, the Record Holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Unsubscribed Shares available to him/her, assuming that no other stockholder has purchased any shares of Common Stock pursuant to their Basic Subscription Privilege. As described above for the Basic Subscription Privilege, CFC will not issue fractional shares through the exercise of Over-Subscription Privileges.

Please refer to the Prospectus section entitled “The Rights Offering—Limit on How Many Shares of Common Stock You May Purchase in the Stock Offering,” for purchase and ownership limitations.

The number of Rights to which a Record Holder is entitled and the maximum number of shares of common stock for which you may subscribe under your Basic Subscription Privilege are printed on the face of the Rights Certificate. Record Holders should indicate their wishes with regard to the exercise of the Rights by completing the appropriate portions of the Rights Certificate.

Warrants. All purchasers of common stock in the rights offering will receive, without additional charge, one warrant to purchase one additional share of common stock for each three shares purchased in the rights offering. The warrants will be exercisable for three years following completion of the stock offering at an exercise price of $1.00 per share. The warrants will not be transferrable, no fractional warrants will be issued and the number of warrants issued will be rounded down. By way of example, a purchaser purchasing three shares of common stock will receive one warrant and a purchaser purchasing five shares of common stock will receive one warrant, while a purchaser purchasing six shares of common stock will receive two warrants. The number of shares for which warrants may be exercised and the exercise price applicable to the warrants will be proportionately adjusted in the event that CFC pays stock dividends or makes distributions of its common stock, or subdivides, combines or reclassifies outstanding shares of its common stock such as in a stock split or reverse stock split.

Your prompt action is requested. To exercise the Rights, you should properly complete and sign the Rights Certificate and forward it, with payment of the full Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to Registrar and Transfer Company, (the “Subscription Agent,”) as indicated on the Rights Certificate and these Instructions. The Subscription Agent must receive the materials and full payment prior to 5:00 p.m., Eastern Time on                     , 2012. A Rights Holder cannot revoke the exercise of Rights. Rights not exercised prior to the Expiration Date will expire.

1. Method of Subscription—Exercise of Rights

Subscription Rights. To exercise Rights, the properly completed and signed Rights Certificate, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, must be sent to the Subscription Agent, to be received on or prior to the Expiration Date. Payment of the aggregate Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for. Payment may be made by:

(a)	Wire transfer to Registrar and Transfer Company, the Subscription Agent; or

(b)	Personal check drawn on a U.S. bank, or bank check drawn on CF Bank, payable to Registrar and Transfer Company, the Subscription Agent.

Payment will be deemed to have been received by the Subscription Agent only upon the Subscription Agent’s receipt of any wire transfer, a bank check drawn on CF Bank or any personal check drawn on a U.S. bank, upon receipt and clearance of such check.

Please note that funds paid by personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of a personal check, we urge you to make payment sufficiently in advance of the Expiration Date to ensure that the Subscription Agent receives cleared funds before that time. We also urge you to consider payment by means of a wire transfer or bank check drawn on CF Bank.

The Rights Certificate and payment of the aggregate Subscription Price, must be delivered to the Subscription Agent by one of the methods described below:

By Mail:	By Express Mail or Overnight Courier:

Registrar and Transfer Company	Registrar and Transfer Company

ATTN: Reorg Dept	ATTN: Reorg Dept.
10 Commerce Drive	10 Commerce Drive
Cranford, NJ 07016	Cranford, NJ 07016

Delivery to an address other than those above does not constitute valid delivery. If U.S. mail is used, we recommend using registered mail, properly insured, with return receipt requested.

Registrar and Transfer Company telephone number for confirmation of mail or overnight delivery, or for wire transfer instructions:

            (800)                                           866-1340

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.

Nominee Holders. Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and CFC, on a Nominee Holder Certification and in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

Insufficient or Excess Payment. If you do not indicate the number of Underlying Shares being subscribed for, or do not forward full payment of the aggregate Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for the exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of Unsubscribed Shares with your over-payment. If we do not apply your full payment to your purchase of shares of Common Stock, the excess payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

CFC can provide no assurances that each Record Holder will actually be entitled to purchase the number of shares of Common Stock requested through the exercise of the Over-Subscription Privilege. CFC will not be able to satisfy any portion of a Record Holder’s exercise of the Over-Subscription Privilege if all of the stockholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Rights under the Basic Subscription Privileges.

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To the extent the aggregate Subscription Price of the actual number of Unsubscribed Shares available to a Record Holder pursuant to the Over-Subscription Privilege is less than the amount the Record Holder paid in connection with the exercise of the Over-Subscription Privilege, the Record Holder will be allocated only the number of Unsubscribed Shares actually available to him/her, as soon as practicable after the Expiration Date, and the Record Holder’s excess subscription payment will be returned, without interest, as soon as practicable.

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To the extent the amount the Record Holder paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the actual number of Unsubscribed Shares available to the Record Holder pursuant to the Over-Subscription Privilege, the Record Holder will be allocated the number of Unsubscribed Shares for which he/she actually paid in connection with the Over-Subscription Privilege.

2. Purchase Confirmation and Excess Payment Deliveries

The following deliveries and payments will be made in the name and to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Purchase Confirmation. As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Record Holder a confirmation that the shares of Common Stock purchased pursuant to the Basic Subscription Privilege and Over-Subscription Privilege have been credited to you in book entry form. No stock certificates will be issued.

(b) Excess Subscription Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received by the Subscription Agent in payment of the aggregate Subscription Price will be mailed to each Record Holder, without interest.

3. Sale or Transfer of Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

4. Execution

(a) Execution by Registered Holder. The signature on the face of the Rights Certificate and in “Section 2: Subscription Authorization” of the Rights Certificate must correspond with the name(s) of the registered holder exactly as it appears on the face of the Rights Certificate, without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by a Person Other than the Registered Holder. If the Rights Certificate is signed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed in “Section 5: Guarantee of Signatures” of the Rights Certificate, by an Eligible Institution which is a member in a Medallion Program approved by the Securities Transfer Association, Inc., as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, if you specify special issuance or delivery instructions in “Section 3: Special Issuance Instructions” of the Rights Certificate.

5. Method of Delivery

The method of delivery of the Rights Certificate and payment of the aggregate Subscription Price to the Subscription Agent will be at the election and risk of the Record Holder.

The Subscription Rights Are Exercisable Until 5:00 P.M. Eastern Time

On                     , 2012 Unless Extended.

Questions?

Please call ParaCap Group, LLC, the Information Agent. The Information Agent can be reached toll-free, at (            ) [            ], Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern Time.

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